	PAGE 1 of 25	POLICY NUMBER 5.0
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

POLICY

Code of Ethics

A. INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires all investment advisors registered with the Securities and Exchange Commission (SEC) to adopt a code of ethics that sets forth standards of conduct and requires compliance with federal securities laws. To comply with Rule 204A-1 and also Rule 17j-1(b)(1) of the Investment Company Act of 1940 (“1940 Act”), the Firm has adopted this Code of Ethics (the “Code”) that is intended to reflect fiduciary principles that govern the conduct of the Firm and its Access Persons. The Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such conflicts and establishes reporting requirements and enforcement procedures. The Code is evaluated and updated as necessary and any amendments are provided to all employees. Employees are required to certify, at least annually, that they have received the Code and any amendments, and are in compliance with all applicable provisions thereof.

Seix’s primary responsibility has always been and will continue to be the protection of Client assets.

The primary responsibility of each Seix officer, employee, and designated supervised person1, is to carry out his or her duties in an ethical and diligent manner that is designed to comply with all regulations and protect and enhance Client relationships. Furthermore, each individual is expected to apply the same principles and moral codes in all personal and social pursuits.

The Seix Code of Ethics and Personal Trading Policy and Procedures (the “Code”) has been in place for many years, and is continually re-evaluated for its effectiveness and efficiency as our business lines, Client bases, the financial industry and regulatory mandates all become more complex.

The Code is not simply a regulatory compliance statement that applies certain explicit business standards. The Code addresses the entire Seix Compliance Program and underscores the general guidelines, principles and standards that have been designed to further assist individuals with implicit regulatory, corporate, and personal directives.

[1]	According to Section 202 of the Investment Advisers Act, a “supervised person” means “any partner, officer, director (or any other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.”

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Code of Ethics

All officers, employees and designated personnel are subject to the Code rules and regulations regardless of position, length of employment, area or expertise, etc. The Code is also reflective of SunTrust Banks, Inc. (STI) corporate codes and business values, and thus all employees are held to the highest standards of business and personal integrity at all times and without exception. In addition to adhering to the Code, all employees shall also adhere to STI’s Code of Business Conduct and Ethics.

Seix takes great pride in its reputation and we are confident that applicable personnel will comply with all regulatory and Firm-specific rules and procedures. The Code is fully supported by Senior Management and is constantly reinforced through active business and compliance communications and periodic education and training.

Violations of any regulations, policies and procedures, will not be taken lightly and ignorance of the requirements or poor memory retention are insufficient excuses. All violations will be addressed and resolved by senior compliance and business management (as deemed appropriate) as quickly as possible.

The Chief Compliance Officer is held responsible and liable for implementing and supervising policies and procedures. In addition, the SEC and other regulators require proof that any policy or procedure violations carry the appropriate penalty actions. Such actions may include but are not limited to: personal trading restrictions, loss of salary/bonus/general compensation, fines, suspension, termination, criminal and/or civil legal actions.

Seix places its trust and future in our hands. We must at all times conduct ourselves in a manner that will ensure regulatory adherence, promote Client confidence, and support firm and personal high ethical standards.

Annually, each employee is required to read the Seix Code of Ethics, and submit an acknowledgment which certifies he or she (and his or her spouse) have not violated the policies contained in the Code. Violating any Firm compliance policy is a violation of the Seix Code of Ethics and is subject to appropriate disciplinary measures. No employee may, directly or indirectly through a spouse, do anything that would be prohibited or in violation of any Seix policy.

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Code of Ethics

B. STANDARD OF CONDUCT

All Access Persons are responsible to review, be familiar with, and comply with the Code. Access Persons must comply with all of the laws, rules, and regulations applicable to the business in which they engage, including all federal, state, and local laws. Although not expected to know the details of each law governing Firm business, each Access Person is expected to be familiar with and comply with Firm-wide policies and procedures as they apply to his or her job function, and when in doubt, to seek advice from managers, Compliance, or other appropriate personnel.

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	PAGE 4 of 25	POLICY NUMBER 5.1
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Code of Ethics - Personal Trading Policy

5.1 PERSONAL TRADING POLICY

Seix has confidence in the integrity and good faith of its officers and employees. However, Seix recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of the RidgeWorth Funds; other mutual funds sub-advised by Seix; common/collective funds; and individually managed accounts, all collectively referred to as “Clients”. Such knowledge could place those individuals, (if they engage in personal transactions in securities that are eligible for investment by Clients), in a position where their personal interests may conflict with those of Seix’s Clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Advisers Act, and the provisions of rule 17j-1(b)(1) of the 1940 Act (collectively defined as the “1940 Acts”), Seix has adopted this Code of Ethics and Personal Trading Policy (“Code”). This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for, or the appearance of, such a conflict and establishes reporting requirements and enforcement procedures.

Definitions

(1)	Access Person Each full/part-time employee, officer, certain contractors of Seix, and certain employees of affiliates who are located at Seix’s offices and/or perform most of their job functions on behalf of Seix. [2]

(2)	Beneficial Ownership of a security is generally determined in the same manner as it is for purposes of Section 16 of the 1934 Act. You should consider yourself the Beneficial Owner of any securities in which you have a direct or indirect pecuniary interest; which is the opportunity to profit directly or indirectly from a transaction in securities. Thus, you may be deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household (i.e., a spouse and children), or by certain partnerships, trusts, or other arrangements.

(1)	Blackout Period The period during which Access Persons may not execute personal transactions because Seix is or may be trading in the same or similar securities. Seix’s Blackout Period is seven (7) calendar days and applies to Covered Security transactions. This means no Access Person

[2]	Seix reserves the right to determine on a case by case basis when and how employees of affiliates who are located at Seix’s offices may be subject to reporting requirements.

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shall purchase or sell any Covered Security within at least seven (7) calendar days before and after the same security is being purchased or sold by/on behalf of Clients[3]. The following transactions are exempt from a review against the Blackout Period: (1) Fixed Income transactions of $25,000 or less face value (i.e. 25 bonds); (2) Equity transactions of 500 shares or less of companies whose market capitalization (outstanding shares multiplied by price per share on trade date) is $3 billion or more.

(2)	Covered Security Any stock, bond, future, investment contract or any other instrument that is considered a “security” under the 1940 Acts. The term “Covered Security” is very broad and includes instruments you might not ordinarily think of as “securities,” such as:

•	Options on securities, indexes and currencies

•	Investments in limited partnerships

•	Exchange Traded Funds (ETFs), closed end funds, foreign mutual funds and foreign unit trusts

•	Private investment funds, hedge funds, and investment clubs

•	Proprietary mutual funds which are funds managed by Seix or any other SunTrust Banks, Inc. (STI) affiliates. The RidgeWorth Funds are an example of a proprietary fund.

•	Non-proprietary mutual funds that are advised or sub-advised by Seix.

•	Syndicated bank loans.

Covered Security does not include:

•	Direct obligations of the U.S. government (e.g., treasury securities)

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt obligations, including repurchase agreements

•	Money market funds

•	Shares of open-end mutual funds other than those that are advised or sub-advised by Seix

NOTE: Investments not considered Covered Securities do not need to be reported to Seix. However, personal securities accounts which hold or could hold Covered Securities do need to be reported.

[3]	The sale of securities in connection with the liquidation (or partial liquidation) of a Client’s account at the Client’s direction are not deemed to be trades for purposes of the Blackout Period.

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(3)	Holding Period Short term trading in all Covered Securities is prohibited. In general, all transactions must be held for a period of sixty (60) calendar days or more. This includes options and futures transactions. Employees may not close an open option position in less than 60 days from the time of the original opening transaction or purchase options that expire less than 60 days. Mutual funds that are considered Covered Securities are subject to Market Timing restrictions rather than the 60 calendar days.

(4)	Initial Public Offering (IPO) An offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

(5)	Market Timing Excessive short-term trading in mutual funds. Such activities can be detrimental to long-term fund shareholders, and consequently, fund companies must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.

(6)	Private Placement An offering of a stock or bond that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) in the 1933 Act.

(7)	Review Officer The individual selected by Seix to administer this Code.

Statement of General Fiduciary Principles

In recognition of the trust and confidence placed in Seix by its Clients and to give effect to Seix’s belief that its operations should be directed for the benefit of its Clients, Seix hereby adopts the following general principles to guide the actions of its officers, employees and other Access Persons.

(1)	The interests of Clients must be placed first at all times.

(2)	This Code serves as Seix’s standards of business conduct and fiduciary obligations of its Access Persons.

(3)	Supervised Persons are required to immediately report any violations of this Code to Seix’s Chief Compliance Officer or his/her designee. Any retaliation for the reporting of violations under this Code will constitute a violation of the Code.

(4)	Supervised Persons are required to comply with applicable Federal Securities Laws.

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(5)	All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

(6)	All Seix’s Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to Clients, or that otherwise bring into question the person’s independence or judgment.

(7)	Access Persons are prohibited from trading, either personally or on behalf of others, while in possession of material nonpublic information

(8)	Market Timing abuse in mutual funds is strictly prohibited. Access Persons should be aware of and are required to comply with the Market Timing policies for all mutual funds they invest in.

(9)	This Code does not attempt to identify all possible conflicts of interest. Literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct which violates a fiduciary duty to Clients.

Prohibited Purchases and Sales of Securities

(1)	Access Persons are generally prohibited from purchasing and/or acquiring Beneficial Ownership of equity or fixed income securities as part of any Initial Public Offering (IPO).

(2)	No Access Person may participate in a block trade with any Client transaction.

(3)	Access Persons are prohibited from short term trading that violates the Holding Period.

(4)	Access Persons are prohibited from selling securities short.

(5)	Access Persons are prohibited from buying Put Options and Selling Call Options.

Preclearance of Personal Transactions

Access Persons are required to preclear personal transactions in all Private Placements and in Covered Securities except those as noted below. Preclearance requests must be submitted through the Firm’s personal trading

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system prior to proceeding with the transaction. Access Persons are required to preclear investments in Private Placements by submitting the Private Placement request form through the Firm’s personal trading system and send a copy of the Offering Memorandum associated with the investment to the designated Review Officer. Preclearance approvals are valid only for the date preclearance is granted. “Good till Cancel” (orders that could remain active beyond a day) are prohibited. In determining whether to grant approval, the Review Officer shall refer to all relevant sections of this Code. Employees are limited to a total of five (5) pre-clearance requests per day and must be submitted for approval either prior to 9am or 1pm each day. Pre-clearance requests submitted after 9am will be considered for approval at 1pm, and pre-clearance requests submitted after 1pm will be considered for approval at 9am the next business day. The following personal transactions in Covered Securities are exempt from preclearance procedures. This exemption from preclearance does not release employees from reporting obligations, holding period restrictions or applicable securities laws:

(1)	Purchases or sales of exchange traded funds [(ETFs) including but not limited to SPDRS, QQQs, Diamonds, WEBS, XAX,] closed end funds, foreign mutual funds, foreign unit trusts, proprietary mutual funds, or non-proprietary mutual funds advised or sub-advised by Seix.

(2)	Purchases or sales of Seix hedge funds (for which purchases may only be made by “Knowledgeable Employees” as that term is defined in Rule 3c-5 of the Investment Company Act).

(3)	Purchases or sales of SunTrust Banks, Inc. (STI) Stock including the exercise of STI employee granted stock options.

(4)	Purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon receipt of an exercise notice of puts or calls sold by the Access Person and sales from a margin account pursuant to a bona fide margin call (notification and reporting are required). Note: Any options exercised at your discretion must follow standard pre-clearance requirements.

(5)	Purchases effected upon the exercise of rights issued by a security issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

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Reporting Obligations

(1)	Initial and Annual Holdings Reports. Each Access Person shall complete an Initial Holdings Report, , within ten (10) business days of his or her start date. Thereafter, each Access Person shall complete an Annual Holdings Report due January 31st for all Covered Securities as well as all securities accounts which hold or could hold Covered Securities in which the Access Person has any direct or indirect Beneficial Ownership. This includes the disclosure of accounts held by members of your immediate family sharing the same household (i.e., a spouse and children) etc. Information must be current within forty-five (45) business prior to the day the report is submitted.

Reports to include:

•

The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

•	The date the Access Person submits the report

(2)	Quarterly Transaction Report. Each Access Person shall complete a certification of transactions in Covered Securities where Beneficial Ownership exists within thirty (30) calendar days of each calendar quarter end.

Reports must include:

•	For each Covered Security the date of the transaction, the title, and as applicable its exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The transaction price;

•	The name of the broker, dealer or bank where the transaction was effected;

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•	The date the Access Person submits the report; and

•	A disclosure of any new account(s) in which the Access Person has Beneficial Ownership

(3)	Initial and Annual Certifications. Each Access Person must certify initially, within ten (10) business days of his or her start date (and annually thereafter within thirty (30) calendar days of the previous year end) that he or she has read, understands and recognizes that he or she is subject to Seix’s Compliance Manual (including Seix’s Code of Ethics and any amendments thereto). Seix’s Compliance Manual and Code of Ethics are updated regularly and maintained on Seix’s Intranet which is available to all employees of Seix.

(4)	New Accounts. Each Access Person must set up in SunGard PTA any new brokerage accounts within 10 calendar days of opening.

(5)	Outside Business Activities Certification. Each Access Person must disclose initially, within ten (10) business days of his or her start date (and annually thereafter within thirty (30) calendar days of the previous year end) any outside business activity whether or not compensation is received.

(6)	Duplicate Statements and Confirmations. Each Access Person must direct their securities firms to supply Seix with copies of account statements and trade confirmations directly to:

Seix Investment Advisors LLC

Attn: Compliance Officer

10 Mountainview Road, Suite C-200

Upper Saddle River, NJ 07458

NOTE: In instances where securities firms are unable to provide duplicate statements (examples may include 401k and stock plan accounts held outside SunTrust and investment club accounts) employees must furnish copies with their Quarterly and Annual reports. Additionally, whenever possible, Seix will establish electronic feeds with securities firms to satisfy the duplicate statements and confirmations requirement.

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Exception to Reporting Obligations

Fully Discretionary or Managed Accounts – Access Persons may have discretionary accounts managed by an external party in which full discretionary authority has been given via a signed legal contract. For this type of account, no communication between the external investment manager and the employee with regard to investment decisions is permitted to occur prior to the investment manager’s execution. Transactions and holdings in these accounts do not need to be reported to Seix. Employees must provide the Review Officer or Chief Compliance Officer designee with a letter signed by the investment manager or other external party confirming that the account is, or will be, fully discretionary, and that the employee has no power to affect or influence investment decisions. In lieu of providing a letter, a signed copy of an Investment Management Agreement or other legal document will suffice if all applicable points above are covered.

Additional Restrictions and Requirements

(1)	In the event of extended Medical or Military Leave, Access Persons should notify the Review Officer as reporting deadlines, in many cases, will continue to apply.

Review and Enforcement

(1)	The Review Officer shall conduct periodic spot checks to ensure that Access Persons are not attempting to knowingly front run Client trading activity by placing personal trades within seven (7) calendar days before or after Client trades, also referred to as the Blackout Period.

(2)	The Review Officer shall compare personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of Clients for the relevant time period to determine whether a violation of this Code may have occurred. Before determining that a violation has been committed by any person, the Review Officer shall give such person the opportunity to supply additional explanatory material. Preclearance approval does not necessarily mean a trade is not in violation of the Code as the Review Officer does not have prior knowledge of Client trading activity occurring after preapproval is granted. Conversely, a trade that occurs during the seven (7) calendar day Blackout Period is not automatically considered a violation. The Review Officer will apply subjective analysis to each transaction to determine whether a trade within the seven (7) calendar day Blackout Period presents a conflict or the appearance of a conflict with trading on behalf of Clients.

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(3)	The Review Officer shall review employees’ quarterly personal securities transactions reports to employees’ precleared transactions and duplicate confirms and statements to ensure that employees’ quarterly transactions reports include all required reportable transactions.

(4)	If the Review Officer determines that a material violation of this Code may have occurred, the Review Officer shall submit such written determination, together with the information upon which the Review Officer made the determination and any additional explanatory material provided by the person, to Seix’s Chief Compliance Officer or his/her designee.

(5)	If Seix’s Chief Compliance Officer or his/her designee finds that a violation has occurred, he or she may, after determining the seriousness of the infraction, impose one or all of the following:

•	Verbal Admonishment;

•	Written acknowledgement from the Access Person that he or she has again reviewed, fully understands and agrees to abide by the Code;

•	Written notice to the Access Person’s Personnel and Compliance files including steps taken to ensure full compliance in the future;

•	Fines and/or reversals of trades, requiring fines or profits be donated to a charity and losses be the responsibility of the employee;

•

Partial or full restriction on all personal trading. A partial restriction is usually six months or more, a full restriction usually results in disallowing the employee from conducting ANY personal trading for the remainder of his or her association with Seix; or

•	Suspension or termination of employment

Severity of the violation and any history of non-adherence to the Code will be the basis for a determination of appropriate disciplinary action.

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Records

Seix shall maintain records in the manner and extent below under the conditions described in Rule 31a-2 under the Investment Company Act and Rule 204-2 of the Investment Advisers Act. As noted below, records shall be maintained in a readily accessible place for at least five years, with the first two years in an office of Seix:

(1)	A copy of each Code that has been in effect at any time during the past five years;

(2)	A record of any violation of the Code and of any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

(3)	A record of all written acknowledgments (as required by Rule 204A-1) for each person who is currently, or within the past five years was an Access Person of Seix, shall be retained for five years after the individual ceases to be an Access Person.

(4)	A record of each report made by an Access Person pursuant to this Code shall be preserved for a period of not less than five years from the end of the last fiscal year in which it was made.

(5)	A record of all persons who have been required to make reports pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it was made.

(6)	A record of any decision, and reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

(7)	A copy of each annual report to the Board of Trustees of the RidgeWorth Funds will be maintained for at least five years from the end of the fiscal year in which it was made.

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Code of Ethics - Insider Trading Policy

5.2 INSIDER TRADING POLICY

Rule 10b5-1 under the 1934 Act creates a presumption that a person aware of material nonpublic information has “used” that information in trading, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Rule 10b5-2 defines the type of family or other non-business relationships that give rise to a duty not to “misappropriate” material nonpublic information.

Anyone who is employed by, or performs any duties on behalf of Seix is subject to these Insider Trading policies.

What is Insider Trading?

Insider trading is seen as an abuse of an insider’s position of trust and confidence, and is harmful to the securities markets resulting in the ordinary investor losing confidence in the market.

Insider trading is prohibited by federal securities regulations so as to maintain the assurance afforded to investors that they are placed on an equal footing and they will be protected against the improper use of insider information.

Tipping of certain information by a Seix employee to a third party is also prohibited, because the information is given to certain persons and not the public at large.

Normally there are three types of insiders:

1. True insiders such as research analysts and portfolio managers;

2. Quasi insiders such as professional advisers, lawyers, auditors and financial advisers; and

3. Tippees—those who are given information by an insider.

The information of insiders is that type of information which is likely to affect the price of securities if it were public information. In all cases the necessary material information should be disseminated to the market/public before the insider deal. Otherwise the insider could publish the information and then act immediately before the market could absorb it. Timing is of the essence and enough time should be given to the public before the insider benefits, alone, from such material information.

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Sanctions for insiders could be civil or criminal or both. However, normally there must be actual knowledge by the insider that the information is inside information. In other words, insider dealing must be known and deliberate.

There is no limitation as to the securities covered by the insider trading prohibition and therefore applies to all types of securities, whether listed or unlisted.

Policy

In certain instances, it has been observed that there is conflict of duties because trading on insider information is prohibited and at the same time there is a duty to trade to protect the interest of your Client. In cases where a broker or a bank managing a discretionary investment account becomes aware of unpublished price sensitive information, there may be a conflict between his duty not to trade and his duty to act in the best interests of his Clients. The prohibition of insider trading is usually overriding.

It is the Policy of Seix that all investment decisions regarding the purchase, sale, or retention of publicly traded securities shall be made only on the basis of information available to the general public or Private information available to all members of a private bank loan syndication. No such decision shall be made on the basis of any material inside information concerning securities, which may come into the possession of Seix personnel, whether such information is obtained intentionally or unintentionally. No employee may trade, either personally or on behalf of others (such as accounts advised by Seix), in a security with respect to which he or she possesses material, non-public information, nor may such person communicate material, non-public information to others in violation of the law. Information is material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions.

Seix personnel shall not seek access (either directly or indirectly) to Credit Files, Securities Underwriting Files, or other files of SunTrust Banks for investment decision purposes. Seix personnel shall also avoid discussion with personnel of SunTrust Banks, or any affiliate concerning publicly held corporations, in meetings or in private, which might lead to a disclosure of material inside information concerning such corporations or securities to Seix personnel.

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Where personnel come into possession of material inside information concerning publicly held securities, this fact shall be made known promptly to the CCO and CIO. Appropriate steps shall then be taken to prevent any investment decisions being made on the basis of such information.

These prohibitions do not apply to non-publicly traded securities of closely held corporations (i.e., non-public) for which Seix has current or prospective fiduciary or advisory responsibility. In such instances, personnel may request access to Seix’s files pertaining to such corporations, but only with the prior approval of the CCO and the CIO.

In order to mitigate such potential conflicts, Seix personnel are required to follow, the Seix Information Control Policy and the Bank Loan Amendment Processing policy, with regards to the possession of material non-public information and the trading of public securities.

Chinese Wall

One possible solution for this issue is a “Chinese wall” between the investment advisory (research and portfolio managers) and the firm’s sales department. A Chinese wall, if effective, stops confidential information passing from individuals on one side of the wall to individuals on the other side.

All regulations relating to securities markets are very clear regarding the prohibition of insider trading. This clear stand is based on the philosophy of giving equal information to all investors. Seix will maintain appropriate controls so that insider information does not disseminate throughout or outside of the Firm.

Rule 10b5-1 “Use” versus “Possession”

In the past, the SEC has maintained in enforcement cases that a trader may be liable under Exchange Act Rule 10b-5 (the principal insider trading prohibition) for trading while in “knowing possession” of material nonpublic information and that it is not necessary for the government also to prove that the trader “used” the information for trading. Rule 10b5-1 provides that a purchase or sale of a security is “on the basis of” material nonpublic information as required for a violation of Rule 10b-5 if the person making the purchase or sale was “aware” of

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the information at the time of the purchase or sale, subject to designated affirmative defenses aimed at showing that the information was not a factor in the trading decision. Under Rule 10b5-1, a defendant found to be “aware” of material nonpublic information at the time of a trade must prove that before becoming aware of the information, he or she had:

1.	entered into a binding contract to make such trade;

2.	instructed another person to make the trade for his or her account, or

3.	adopted a written plan for trading pursuant to which such trade was made. Such a contract, instruction or plan must have either:

a.	specified the amount to be purchased or sold, the price (which may be a particular dollar price or the market price on a particular date or a limit price) and the date on which the securities were to be purchased or sold (which may be any date during the period a limit order is in effect),

b.	included a written formula or algorithm or computer program for determining amount, price and date, or

c.	permitted the trading person to exercise no influence over how, when or whether to effect purchases or sales.

Rule 10b5-1 includes an additional affirmative defense available only to trading parties that are entities. Under this provision, an entity will not be liable if it demonstrates that the individual making the investment decision on behalf of the entity was not aware of the information and that the entity had implemented reasonable “Chinese Wall” policies and procedures to prevent insider trading.

Rule 10b5-2

In Chiarella v. United States (1980), the U.S. Supreme Court held that trading or tipping of information must constitute the breach of a fiduciary duty in order to be illegal under the insider trading prohibitions of Rule 10b-5. In addition to the relationship between a corporate director or officer and the corporation, courts have found the necessary fiduciary duty to exist in several other types of business relationships, including (among others) employer-employee, attorney-Client and the relationship between partners in a partnership. Courts have also found the necessary fiduciary duty to exist in certain non-business relationships based on trust and confidence, such as a psychiatrist-patient relationship.

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	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Insider Trading Policy

In United States v. Chestman (2d Cir. 1991), however, the Second Circuit Court of Appeals indicated that a family relationship (in that case, marriage) did not by itself constitute a sufficient relationship of trust or confidence for an insider trading claim and neither did a family relationship plus a unilateral imposition of confidentiality (Wife: “Honey, don’t tell anyone about this!”). In so doing, the Second Circuit suggested that the result might be different if family members had a bilateral agreement of confidentiality (Wife: “Do you promise not to tell anyone?” Husband: “I promise.”) or there was a prior history or pattern of sharing similar confidences such that one family member had a reasonable expectation that the other would keep those confidences.

Rule 10b5-2 enumerates a non-exclusive list of non-business relationships under which a sufficient duty of trust or confidence will exist. These include:

1. Whenever a person agrees to maintain information in confidence (a bilateral agreement);

2. Whenever the person communicating the information and the person to whom it is communicated have a history, pattern or practice of sharing confidences, such that the person communicating the material nonpublic information has a reasonable expectation that the other person would maintain its confidentiality; or

3. Whenever a person receives or obtains the information from the person’s spouse, parent, child or sibling. The rule specifies, however, that the sufficiency of this last category may be rebutted if the defendant proves that the person providing the information “had no reasonable expectation that [the defendant] would keep the information confidential, because the parties had neither a history, pattern or practice of sharing confidences, nor an agreement or understanding to maintain the confidentiality of the information.” In other words, a husband accused of breaching a duty of confidence to his wife by trading on information she had passed to him could rebut the presumption by proving that his relationship with his wife was so bad that she had no reasonable expectation that he would not betray the confidence by trading.

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	PAGE 19 of 25	POLICY NUMBER 5.2
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Insider Trading Policy

Procedures

Because all individuals associated with or performing duties on behalf of Seix are subject to these Insider Trading policies, each individual is also responsible for the following procedures with respect to thwarting or detecting Insider Trading rule violations:

1.	Read and comply with the policies and procedures stated here.

2.	Make no trades in accounts for which you have direct or indirect beneficial interest in securities for which material non-public information exists.

3.	Do not disclose any material non-public information to family, friends or Clients.

4.	Notify the Chief Compliance Officer when you suspect a potential violation of insider trading rules.

5.	Properly document and submit to Seix Compliance on the appropriate internal forms all outside activities, directorships, and material ownership of a public company (over 5%).

Internal Controls

The Chief Compliance Officer shall be responsible for setting forth policies, procedures, monitoring adherence to the rules of insider trading, pre-clearance of employees’ and their dependents’ personal security transactions, and the implementation of the Code of Ethics. To this end the CCO, or his or her designee, shall:

1.	create, review and revise as needed the policies and procedures for detecting and preventing violations to the Insider Trading policies;

2.	upon an individual being hired by Seix and annually thereafter, communicate to all associated individuals or those who perform duties on behalf of Seix the Firm’s policies and procedures related to Insider Trading.

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	PAGE 20 of 25	POLICY NUMBER 5.2
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Insider Trading Policy

3.	document any investigation of possible insider trading violations by recording:

a.	the name of the Seix employee involved;

b.	the security name and symbol;

c.	any Client accounts reviewed;

d.	the final decision of disciplinary action taken, if any;

e.	the date the investigation commenced and ended.

4.	be responsible for the proper maintenance of watch and restricted lists.

Disciplinary Actions

Any employee who trades in securities or communicates any information for trading in securities, in contravention of these policies may be penalized and appropriate action may be taken by the company.

Employees of the company who violate Insider Trading Rules and/or these polices shall also be subject to disciplinary action by the company, which may include ineligibility for future participation in personal security transactions, verbal or written admonishment, fines and possibly termination.

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	PAGE 21 of 25	POLICY NUMBER 5.3
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Political Contributions Policy

5.3 POLITICAL CONTRIBUTIONS POLICY

The SEC adopted Rule 206(4)-5 to address “pay to play” practices by investment advisers and to eliminate the practice of advisers seeking to influence government officials’ award of advisory contracts based on political Contributions. The new rule was modeled after MSRB Rule G-37 adopted by the Municipal Securities Rulemaking Board (MSRB) in 1994 and which the SEC believes has significantly reduced pay to play practices in the municipal securities market.

Rule 206(4)-5:

1.	Prohibits investment advisers from being compensated for providing Covered Advisory Services to a government entity for two years if the firm or its Covered Associates make a political Contribution to certain officials in excess of specific safe harbor de minimus levels (the “Compensation Time-Out”).

2.	Generally bans directly or indirectly paying third party solicitors to solicit government entities unless such third parties are registered brokers dealers or registered investment advisers subject to pay to play restrictions. Compliance with this provision of the Rule is required by September 13, 2011.

3.	Prohibits an adviser or its Covered Associates from soliciting or coordinating Contributions to an Official of a Government Entity to which the adviser is seeking to provide advisory services. Compliance with the Rule as it relates to Covered Advisory Services to a Covered Investment Pool is required by September 13, 2011.

4.	Prohibits an adviser or its Covered Associates to do anything indirectly which, if done directly, would result in a violation of the rule.

Political Contributions Policies and Procedures

It is the policy of the Firm to comply with all aspects of Rule 206(4)-5. Questions regarding the following policies and procedures should be directed to the Firm’s Chief Compliance Officer or designee. In addition to the following policies and procedures the Firm and its Covered Associates will be in violation of Rule 206(4)-5 for any indirect activities that would be a violation of the rule if done directly.

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	PAGE 22 of 25	POLICY NUMBER 5.3
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Political Contributions Policy

Definitions:

Contribution-any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses incurred by the successful candidate for state or local office.

Contributions to a state or local official who is a candidate for federal office will subject an investment adviser to Rule 206(4)-5 with respect to the state or local government entity currently employing the official.

Covered Advisory Services- Includes traditional money management services; consulting services; consulting services offered to public pension plans; and management of Covered Investment Pools.

Covered Associate-all full and part time employees of the Firm are Covered Associates as well as an employee’s spouse, partner or other immediate family member living in his or her household. A Covered Associate includes a political action committee (PAC) controlled by the investment adviser or any of its Covered Associates if the adviser or the Covered Associate has control over the PAC or has the ability to direct the operations of the PAC.

Covered Investment Pool-Under Rule 206(4)-5, a “covered investment pool” includes;

1.	Any investment company registered under the Investment Company Act of 1940 that is an investment option of a plan or program of a government entity; or

2.	Any company that would be an investment company under section 3(a) of that Act but for the exclusion provided from that definition by section 3(c)(1), section 3(c)(7) or section 3(c)(11) of that Act. This includes any unregistered pooled investment vehicles such as hedge funds, private equity funds, venture capital funds and collective investment trusts. It also includes registered pooled investment vehicles if those registered pools are an investment option of a participant-directed plan or program of a government entity including 529 plans and 403(b) plans that allow participants to select among pre-established options that a government official has directly or indirectly selected as investment choices for participants.

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	PAGE 23 of 25	POLICY NUMBER 5.3
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Political Contributions Policy

Official of a Government Entity-includes an incumbent, candidate or successful candidate for elective office of a government entity if the office is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser or has authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser. Government entities include all states and local governments, agencies and instrumentalities and a public pension plans or other collective investment funds sponsored by a government entity (i.e., 529, 403(b) and 457 plans).

Look Back for New Covered Associates -The Firm must “look back” to the political Contributions over the last two years of a new Covered Associate who solicits clients and six months for a new Covered Associate who does not solicit clients for the Firm to determine if such Contributions could trigger the Compensation Time-Out. The look back period begins March 14, 2011 and is not retroactive. Therefore, the full two year look back period will not come into effect until March 14, 2013.

Procedures:

New Covered Associates

Candidates for hire will be informed of these policies and procedures prior to being offered employment with the Firm. As all employees are considered Covered Associates, the Look Back provision of the rule will apply. Candidates for hire will be required to disclose past political Contributions consistent with the Look Back provision. Contributions will be evaluated by the Firm’s Chief Compliance Officer or designee and Human Resources representative to determine if any of the Contributions would trigger the Compensation Time-Out before a final offer of employment can be made.

Pre- Approval of Personal Political Contributions and Contribution Limits

Covered Associates must obtain pre- approval of all political Contributions, including Contributions to a PAC, using the Political Contributions Pre-Approval form located on the intranet prior to making any Contribution. The Firm’s Chief Compliance Officer or designee will evaluate the anticipated Contribution and provide a response to the Covered Associate.

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	PAGE 24 of 25	POLICY NUMBER 5.3
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Political Contributions Policy

Covered Associates are limited to the following Contribution de minimus levels:

1.	Covered Associates may make aggregate Contributions of up to $350, per election cycle, to an elected official or candidate for whom the Covered Associate is entitled to vote; and

2.	Covered Associates may make aggregate Contributions of up to $150, per election cycle, to an elected official or candidate for whom the individual is not entitled to vote.

Primary elections and general elections are considered separate election cycles. Therefore, Covered Associates are permitted to make the de minimus Contributions in a primary election and a general election.

Covered Associates can make Contributions to an election campaign account if such account is or will be used exclusively to fund the campaign of an elected official and/or candidate or slate of elected officials and/or candidates. The de minimus limits apply to election campaign accounts. An election campaign account is considered one candidate even if it is funding campaigns for multiple elected officials and/or candidates.

Please note that Rule 206(4)-5 does not supersede state and local political campaign contribution rules and dollar limits. Covered Associates are responsible for knowing and complying with state and local political campaign contribution rules and dollar limits. If you have any questions, please consult with the Firm’s Chief Compliance Officer or designee.

Please note that Rule 206(4)-5 does not prohibit volunteering for a political campaign as long as the volunteer activity is not done on firm time and does not use firm resources (email, fax, telephones, etc.).

Quarterly Certification and Disclosure

Covered Associates will be required to complete a certification and disclosure of all political Contributions on a quarterly basis. The Firm’s Compliance department will manage the distribution and receipt of this certification.

Confidentiality and Record Keeping

The Firm recognizes the confidential nature of a Covered Associate’s political opinions and party affiliations. Rule 206(4)-5 requires the Firm to maintain specific records on Covered Associates and their Contributions. These records will be maintained securely and confidentially and will only be provided to those involved with the management of these policies and procedures and as required by any regulatory reviews of the Firm.

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	PAGE 25 of 25	POLICY NUMBER 5.3
	IMPLEMENTATION DATE March 31, 2008	REVISION DATE November 1, 2012

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Code of Ethics - Political Contributions Policy

The Firm will maintain all records in compliance with SEC Rule 204-2, including the additions to Rule 204-2 regarding political Contributions and government entities that are clients or investors in Covered Investment Pools. Collateralized Loan Obligations (CLOs) are not considered Covered Investment Pools for the political Contributions record keeping requirements

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